UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2018
Medidata Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34387 (Commission File Number)	13-4066508 (IRS Employer Identification No.)

350 Hudson Street, 9th Floor New York, New York (Address of principal executive offices)	10014 (Zip Code)
Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 11, 2018, Medidata Solutions, Inc., a Delaware corporation (the “Company”), and Storm Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SHYFT Analytics, Inc., a Delaware corporation (“Shyft”), pursuant to which, on the terms and subject to the satisfaction of the conditions set forth therein, Merger Sub will be merged with and into Shyft (the “Merger”) and Shyft will survive the Merger and become a wholly owned subsidiary of the Company.
Under the terms of the Merger Agreement, upon consummation of the Merger, all outstanding equity of Shyft will be canceled, outstanding shares of capital stock and vested stock options of Shyft will be converted into the right to receive merger consideration in cash, and certain unvested stock options of Shyft will be converted into the right to receive merger consideration in the form of Company restricted stock awards subject to an exchange ratio as described in the Merger Agreement (“Company RSAs”), with such cash and Company RSAs having an aggregate value equal to $195 million, subject to certain customary adjustments (the “Merger Consideration”). The cash portion of the Merger Consideration will be funded with existing cash on the Company’s balance sheet. In addition to the Merger Consideration, certain employees of Shyft will receive contingent performance compensation based on 2018 and 2019 financial targets, as well as other stock and cash-based retention incentives.
The Merger Agreement contains customary representations, warranties and covenants of Shyft. The Merger Agreement also contains customary indemnification provisions whereby the stockholders of Shyft will indemnify the Company for certain losses arising out of inaccuracies in, or breaches of, the representations, warranties and covenants of Shyft, pre-closing taxes of Shyft and certain other matters, subject to certain caps and thresholds. The Company also purchased a buy-side representations and warranties insurance policy under which it may seek coverage for breaches of Shyft’s representations and warranties and certain pre-closing taxes, to supplement an indemnity escrow. The representations and warranties insurance policy is subject to certain customary exclusions and deductibles.
The Merger Agreement has been unanimously approved by the Boards of Directors of each of the Company and Shyft, and has been approved by the stockholders of Shyft. The transaction is expected to close in the second quarter of 2018 subject to the satisfaction of customary closing conditions.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Shyft. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Merger Agreement and should not be relied upon as a disclosure of factual information relating to the

Company or Shyft. The Merger Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
2.1†         Agreement and Plan of Merger, dated as of June 11, 2018 by and among the Company, Merger Sub and Shyft.

†    We have omitted the schedules to this Exhibit in accordance with Regulation S-K Item 601(b)(2). A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MEDIDATA SOLUTIONS, INC.
Date: June 12, 2018
By: /s/ MICHAEL I. OTNER

Name:	Michael I. Otner

Title:	Executive Vice President—General Counsel and Secretary